UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2018

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2018, Torchlight Energy Resources, Inc. ("we or the "Company") and our wholly-owned subsidiary, Hudspeth Oil Corporation, entered into a Settlement & Purchase Agreement (the “Settlement Agreement”) with Founders Oil & Gas, LLC, Founders Oil & Gas Operating, LLC, Wolfbone Investments, LLC (a wholly-owned company of Gregory McCabe, our Chairman) and McCabe Petroleum Corporation (also a wholly-owned company of Mr. McCabe), which agreement provides for Hudspeth Oil and Wolfbone Investments to each immediately pay $625,000 and for Hudspeth Oil or the Company and Wolfbone Investments or McCabe Petroleum to each pay another $625,000 on July 20, 2019, as consideration for Founders Oil & Gas assigning all of its working interest in the oil and gas leases of the Orogrande Project to Hudspeth Oil and Wolfbone Investments equally. The assignments to Hudspeth Oil and Wolfbone Investments will be made when the first payments are made, and the payments to Founders Oil & Gas due in 2019 are not securitized. After this assignment (for which Hudspeth Oil’s total consideration is $1,250,000), Hudspeth Oil’s working interest will increase to 72.5%. Additionally, the Settlement Agreement provides that the Founders parties will assign to the Company, Hudspeth Oil, Wolfbone Investments and McCabe Petroleum their claims against certain vendors for damages, if any, against such vendors for negligent services or defective equipment. Further, the Settlement Agreement has a mutual release and waivers among the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: July 25, 2018	By: /s/ John A. Brda
John A. Brda
President

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